Wireless Age Assigns mmwave Into Bankruptcy

TORONTO, Ontario, June 29, 2007 (PRIME NEWSWIRE) -- Wireless Age Communications, Inc. (OTCBB: WLSA) ("Wireless Age" or the "Company") today announced that the Company has assigned its financially troubled subsidiary mmwave Technologies Inc. ("mmwave") into bankruptcy.

On June 29, 2007, the Company, pursuant to the laws of the Bankruptcy and Insolvency Act of Canada, assigned mmwave into bankruptcy. Shimmerman Penn Title & Associates Inc, as Trustee in bankruptcy, has taken over the financial affairs of mmwave and is tasked with realizing on mmwave's assets and distributing any proceeds available to creditors according to bankruptcy law. All creditors with valid claims will have the opportunity to participate in the bankruptcy with the full disclosure of proceedings.

Gary Hokkanen Wireless Age Chairman CFO stated, "We take this step with mixed emotions, primarily because so many employees, suppliers and customers were harmed by the insolvency. However, there is a benefit, by acting now the Company will not consolidate the insolvent mmwave balance sheet into the consolidated group in the second quarter. There will also be a substantial discontinued operations gain recorded in the second quarter. Financial statement readers will be able to assess the significantly improved go forward financial position of the Company."

Wireless Age Chairman and CEO John Simmonds commented, "The Company needs to close the book on the financially troubled mmwave business unit and move on with the future. Working from the stable retail base of the Company and with the remaining distribution businesses we believe substantial growth and return can accrue to the shareholders of Wireless Age."

For all Wireless Age investor relations needs, investors are asked to visit the Wireless Age IR Hub at http://www.agoracom.com/ir/WirelessAge where they can post questions and receive answers, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to WLSA@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time.

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

CONTACT:	Wireless Age Communications, Inc.
John G. Simmonds, Chairman & CEO
905-833-9845 ext. 223

AGORA Investor Relations
WLSA@Agoracom.com
http://www.agoracom.com/ir/WirelessAge

Source: PrimeNewswire (June 29, 2007 - 11:32 AM EDT)

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